UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
_____________________

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2008

RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware	0-51438	20-1770738
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Meridian Crossings
Minneapolis, Minnesota
55423
(Address of principal executive offices)
(Zip Code)

(952) 857-8700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

8.500% Senior Secured Guaranteed Notes due 2010 and 9.625% Junior Secured Guaranteed Notes due 2015

On June 6, 2008, Residential Capital, LLC (“ResCap”) closed its previously announced private debt tender and exchange offers for certain of its outstanding debt securities (the “Offers”).

In connection with the Offers, on June 6, 2008, ResCap issued $1,666,680,000 initial aggregate principal amount of 8.500% Senior Secured Guaranteed Notes due 2010 (the “Senior Secured Notes”) and $4,010,280,000 initial aggregate principal amount of 9.625% Junior Secured Guaranteed Notes due 2015 (the “Junior Secured Notes” and, together with the Senior Secured Notes, the “New Notes”) in exchange for approximately $2.6 billion aggregate principal amount of notes that mature in 2008-2009 (the “2008-2009 Notes”) and approximately U.S. dollar equivalent $6.0 billion aggregate principal amount of its notes that mature in 2010-2015 (the “2010-2015 Notes” and, together with the 2008-2009 Notes, the “Old Notes”). Each series of New Notes are guaranteed by all of ResCap’s domestic significant subsidiaries (other than GMAC Bank and certain other subsidiaries that are restricted from guaranteeing the New Notes), as well as all of ResCap’s direct subsidiaries. The Senior Secured Notes are secured by a second priority lien on the collateral securing ResCap’s new senior secured credit facility with GMAC LLC (the “GMAC Facility”), and the Junior Secured Notes are secured by a third priority lien on the same collateral.

In addition, in connection with the Offers, holders participating in the exchange offers had the opportunity to elect to receive cash in lieu of the New Notes that they would have otherwise received, pursuant to a “modified Dutch auction” process that was described in the offer documents (the “Auction Process”). In the Auction Process, approximately $1.6 billion aggregate principal amount of the 2008-2009 Notes and U.S. dollar equivalent $2.6 billion aggregate principal amount of the 2010-2015 Notes were tendered. Based on these results, the clearing price in the auction process was $920 per $1,000 principal amount of Senior Secured Notes and $650 per $1,000 principal amount of Junior Secured Notes and approximately 81% of the 2008-2009 Notes and approximately 51% of the 2010-2015 Notes tendered in the Auction Process at or below the applicable clearing price were purchased for cash in lieu of New Notes.

Also in connection with the Offers, approximately $853.4 million aggregate principal amount of Floating Rate Notes due June 9, 2008 were purchased for cash.

The Senior Secured Notes are governed by the indenture, dated as of June 6, 2008, among ResCap, the guarantors party thereto and U.S. Bank National Association, as Trustee (the “Senior Secured Note Indenture”). The Junior Secured Notes are governed by the Indenture, dated as of June 6, 2008, among ResCap, the guarantors party thereto and U.S. Bank National Association, as Trustee (the “Junior Secured Note Indenture”).

The New Notes are senior secured obligations of ResCap and are: (i) senior in right of payment to all of ResCap’s existing and future indebtedness that is expressly subordinated to the New Notes, and, to the extent of the value of the collateral securing the New Notes, effectively senior in right of payment to the unexchanged Old Notes and any other unsecured debt of ResCap or the guarantors; (ii) effectively senior in right of payment to unexchanged Old Notes to the extent of the value of the assets of the subsidiary guarantors; (iii) equal in right of payment with all of ResCap’s existing and future unsecured obligations that are not expressly subordinated to the New Notes, to the extent that the value of the collateral securing the New Notes is inadequate to provide for payment in full of the New Notes; and (iv) effectively subordinated in right of payment to all indebtedness pursuant to the GMAC Facility, to the extent of the value of the assets securing the GMAC Facility. The Senior Secured Notes effectively rank senior in right of payment to the Junior Secured Notes to the extent of the value of the collateral securing the Senior Secured Notes as the liens securing the Junior Secured Notes are junior to those securing the Senior Secured Notes.

ResCap may redeem each series of New Notes, in whole at any time or in part from time to time, at its option on not less than 30 nor more than 60 days’ notice, subject to the payment of a make-whole premium. For the Senior Secured Notes, the redemption price is equal to (i) the greater of (x) 100% of the principal amount of such notes being redeemed or (y) the present values of the remaining scheduled principal and interest payments on such notes being redeemed (excluding accrued interest through the redemption date) discounted at a rate specified in the indenture, plus (ii) accrued and unpaid interest, if any, to the redemption date on the principal amount of such notes being redeemed. For the Junior Secured Notes, the redemption price is equal to (i) the greater of (x) 100% of the principal amount of such notes being redeemed or (y) the present value of the sum of (A) the redemption price of such notes on May 15, 2010 being redeemed and (B) all remaining scheduled principal and interest payments on such notes being redeemed through May 15, 2010 (excluding accrued interest through the redemption date) discounted at a rate specified in the indenture, plus (ii) accrued and unpaid interest, if any, to the redemption date on the principal amount of such notes being redeemed.

Additionally, the Junior Secured Notes will be redeemable at ResCap’s option, in whole or in part, at any time following May 15, 2010, upon not less than 30 nor more than 60 days’ notice at the following prices (expressed as percentages of the principal amount to be redeemed), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on May 15 of the years indicated:

Year	Redemption Price
2010	104.813%
2011	102.407%
2012 and thereafter	100.000%

The Senior Secured Notes will mature on May 15, 2010 and the Junior Secured Notes will mature on May 15, 2015, in each case, unless redeemed earlier by ResCap as described above. In addition, interest on the New Notes will be payable semi-annually on May 15 and November 15 of each year, beginning on November 15, 2008.

ResCap will also mandatorily redeem one-third of the original principal amount of each Junior Secured Note on May 15, 2013 and May 15, 2014 with the remaining full principal amount paid on May 15, 2015.

The indentures for the New Notes contain covenants, subject to numerous qualifications and exceptions, that limit, among other things, ResCap’s ability and the ability of its subsidiaries to: incur additional indebtedness; pay dividends on member interests or repurchase ResCap’s member interests; make investments in certain affiliates (other than subsidiaries of ResCap); create liens or use assets as security in other transactions; merge, consolidate or transfer or dispose of substantially all of their assets; engage in transactions with affiliates (other than subsidiaries of ResCap); and sell certain assets.

The indentures for the New Notes set forth certain events of default, including, but not limited to, (i) ResCap’s failure to pay principal on any New Notes when due or to redeem Junior Secured Notes when required; (ii) ResCap’s failure to pay interest on any New Notes for 30 days after becoming due; (iii) ResCap's failure to observe or perform certain covenants for 30 days after the written notice from the trustee or holders representing 25% or more of the outstanding principal amount of applicable New Notes; (iv) ResCap’s failure to pay or acceleration of certain other indebtedness aggregating $50 million or more, or the continuance of an event of default under an indenture governing the Old Notes; (v) ResCap’s becoming subject to one or more unpaid judgments aggregating $50 million or more, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for 60 days; (vi) certain bankruptcy events; (vii) any security documents or the intercreditor agreement being held unenforceable or invalid with respect to a material portion of the collateral or ResCap defaults under any security documents or the intercreditor agreement in a manner that materially and adversely affects the condition or value of a material portion of collateral for the New Notes; or (viii) any guarantee shall cease to be in full force and effect (unless such guarantee has been released in accordance with the applicable indenture). Upon the happening of any event of default, the trustee or the holder of at least 25% in principal amount of outstanding New Notes may declare the principal of and accrued interest on all the New Notes to be due and payable immediately. If an event of default with respect to bankruptcy proceedings occurs and is continuing, all the New Notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the New Notes.

On June 6, 2008, ResCap also entered into a registration rights agreement whereby it has agreed to consummate an offer to exchange each series of the New Notes for a new issue of debt securities registered under the Securities Act, with terms substantially identical to those of the New Notes (except for the provisions relating to the transfer restrictions and payment of additional interest) no later than 366 days after the date of the initial issuance of such notes. However, the registration rights agreement provides that ResCap will not be required to consummate the exchange offer if, before the required date for the consummation of such exchange offer, (i) the New Notes are freely tradable and (ii) the restrictive legend on the New Notes has been removed.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Form 8-K is hereby incorporated by reference to this Item 2.03.

Item 3.03	Material Modification of Rights of Security Holders

In addition, as part of the Offers, ResCap entered into supplemental indentures governing the Old Notes, each of which became operative as of June 6, 2008. The supplemental indentures are described as follows:

Third Supplemental Indenture to the indenture (the “Senior Indenture”), dated as of June 24, 2005, among ResCap, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing the Floating Rate Notes due June 9, 2008, Floating Rate Notes due November 21, 2008, 8.125% Notes due November 21, 2008, Floating Rate Notes due April 17, 2009, Floating Rate Notes due May 22, 2009, 8.375% Notes due June 30, 2010, Floating Rate Notes due September 27, 2010, 8.000% Notes due February 22, 2011, 7.125% Notes due May 17, 2012, 8.500% Notes due June 1, 2012, 8.500% Notes due April 17, 2013, 8.375% Notes due May 17, 2013, 9.875% Notes due July 1, 2014 and 8.875% Notes due June 30, 2015 (collectively, the “Old Senior Notes”).

Second Supplemental Subordinated Indenture to the subordinated indenture (the “Subordinated Indenture” ), dated as of April 17, 2006, among ResCap, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing Floating Rate Subordinated Notes due April 17, 2009 (the “Old Subordinated Notes”).

The Third Supplemental Indenture eliminates the limitation on liens covenant and the covenant requiring additional subsidiary guarantees contained in the Senior Indenture. The Second Supplemental Subordinated also eliminates the covenant requiring additional subsidiary guarantees. In addition, each of the of the Third Supplemental Indenture and the Second Supplemental Subordinated Indenture eliminates certain events of default contained in the Senior Indenture and the Subordinated Indenture, respectively. Each of the Third Supplemental Indenture and the Second Supplemental Subordinated Indenture releases the subsidiary guarantees of ResCap’s obligations under the Senior Indenture and the Subordinated Indenture, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2008

RESIDENTIAL CAPITAL, LLC

By: /s/ James N. Young
James N. Young
Chief Financial Officer